Exhibit 99.1
FOR IMMEDIATE RELEASE
May 20, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jim Graham	(614) 480-3878	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES ANNOUNCES
$675 MILLION IN ADDITIONAL REGULATORY CAPITAL ACTIONS
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced additional capital actions estimated to add approximately $675 million in regulatory common equity. These actions include:
•	$350 million Discretionary Equity Issuance Program

•	Approximately $75 million estimated to result from the after-tax gain on a cash tender for three series of Huntington trust preferred securities

•	Approximately $250 million of combined impact from other potential actions, including liability management initiatives, exchange of other capital instruments, adoption of new accounting standards, and other management initiatives
     Most of these actions are targeted to be completed during the 2009 second quarter. The table below highlights the estimated pro forma impact of these actions on March 31, 2009 capital ratios, when combined with other 2009 second quarter actions already completed:

	As Reported		1Q09 Pro Forma

			Completed	Potential
	4Q08	1Q09	Actions (2)	Actions (3)

Tangible Common Equity / Tangible Assets (1)	4.04%	4.65%	4.92%	6.05%
Tier 1 Common	5.04	5.64	5.94	7.40
Tier 1 Risk-based Capital Ratio	10.72	11.16	11.41	12.13
Total Risk-based Capital Ratio	13.91	14.28	14.53	14.42

(1)	Excludes deferred tax liability on intangible assets

(2)	Completion of discretionary equity issuance program ($120 MM) and convertible exchange settled in 2Q09 ($20 MM)

(3)	Assumes $350 MM equity issuance program, ~$75 MM from hybrid tender, and ~$250 MM from other actions

     “We believe today’s actions should fully achieve our capital objectives and strengthen our capital to the point where we can weather even a severe economic environment, while better positioning us to eventually repay our $1.4 billion of TARP capital,” said Stephen D. Steinour, chairman, president, and chief executive officer. “We continue to expect an environment of economic and market uncertainty for the foreseeable future. As a result, we think it prudent to take these actions at this time given the investor demand for our common equity that we have seen since completing our earlier discretionary equity issuance program, as well as current market conditions. We believe we will be able to raise this capital in an efficient manner for the long-term benefit of our shareholders.”
     “These actions should result in a sufficient equity cushion to accommodate even the adverse credit scenario used by the government in their recently announced stress tests of the country’s 19 largest bank holding companies,” he continued. “In our determination, we used the government’s disclosed SCAP credit loss assumptions for our regional peers included in the stress tests and applied them to Huntington. Our internal analysis indicates that the additional $675 million of capital resulting from the credit actions announced today should provide a sufficient cushion to absorb a two-year cumulative credit loss rate in excess of 9%. This cumulative loss rate is significantly above our internal expectations and is also above that assumed by the government for most of our stress-tested regional peers.”
Discretionary Equity Issuance Program (DEIP)
     This program is in addition to a similar DEIP announced April 21, 2009 and completed on May 8, 2009 in which Huntington raised $120 million of common equity. Like the earlier program, this new program will allow Huntington to take advantage of market opportunities to issue new shares of common stock. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at then prevailing market prices.
     A portion of the net proceeds of the program will be used to fund the trust preferred tender offer. Any proceeds of the offering not used in the tender offer will be available for general corporate purposes, including the repurchase of debt.
Cash Tender for Trust Preferred Securities
     Huntington is commencing, effective May 21, 2009, a cash tender for the trust-preferred securities issued by Huntington Capital I, Huntington Capital II and Huntington Capital III, which have an aggregate liquidation amount of $470 million. The offer to purchase will be made to registered holders of these securities on the terms set forth in the Offer to Purchase dated May 21, 2009, and related letter of transmittal. Unless extended or terminated, the tender offer will expire at 11:59 p.m., New York City time, on June 18. Based on an average tender offer price of $525 per $1,000 liquidation amount and assumed participation by 50% of the holders by liquidation amount, the tender is expected to generate an estimated after-tax gain of $75 million. Additional information regarding the tender offer will be included in a separate Huntington news release.
Other Potential Actions

     Other potential actions that are expected to add approximately $250 million to common equity include liability management initiatives, exchange of other capital instruments, adoption of new accounting standards, and other unspecified management initiatives. The impact from these potential actions will be realized throughout the rest of 2009.
Other Information
     Huntington has an existing shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission and will file a prospectus supplement related to the DEIP described above. Prospective investors should read the registration statement (including the base prospectus), the prospectus supplement and other documents Huntington has filed with the SEC for more complete information about Huntington and the offering before investing. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Huntington, any underwriter or any dealer participating in the offering will arrange to send investors the prospectus if requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 212-902-1171 or 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com.
     Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-357-4692 (collect). Requests for copies of the Offer to Purchase or related letter of transmittal may be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll free) or (212) 430- 3774 (collect for banks and brokers).
     This news release does not constitute an offer to sell or the solicitation of an offer to buy any Huntington common stock or an offer to buy or the solicitation of an offer to sell any Huntington trust preferred securities, and nor shall there be any sale or purchase of securities of the company in any state or jurisdiction in which such an offer, solicitation, sale or purchase would be unlawful. Unless an exemption from the securities laws is available, any offering of Huntington common stock may be made only by means of an effective registration statement (including related base prospectus) and prospectus supplement. The Tender Offer is being made only pursuant to the Offer to Purchase dated May 21, 2009, and the related letter of transmittal.
Conference Call / Webcast Information
     Huntington’s senior management will host a conference call tomorrow morning, May 21, 2009, at 8:00a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-267-7495; conference ID 11300334. Slides will be available at www.huntington-ir.com later this evening for review during the call.
Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; (7) extended disruption of vital infrastructure; and (8) the pricing and total shares sold under the DEIP and the relative success of the tender offer. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
About Huntington
     Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
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